Exhibit 23.1

                         HARRIS & GILLESPIE CPA'S, PLLC
                          CERTIFIED PUBLIC ACCOUNTANT'S
                          3901 STONE WAY N., SUITE 202
                                SEATTLE, WA 98103
                                  206.547.6050


                          REGISTERED AUDITOR'S CONSENT

We, Harris & Gillespie Cpa's, PLLC, of 3901 Stone Way North, Suite # 202, Seattle, WA. 98103, do hereby consent to the use of our reports dated November 4th, 2014 on the financial statements of Tapioca Corp. as of October 31, 2014 and for the period from April 18, 2014 (inception) through October 31, 2014 be included in and made part of any filing to be filed with the U.S. Securities and Exchange Commission. I also consent to your use of my name as an expert in the appropriate sections of those filings.

Dated this 18th day of December, 2014.


/s/ HARRIS & GILLESPIE CPA'S, PLLC
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Certified Public Accountant's